Exhibit 99.1

                                                             Anthony C. Weagley,
                                                    Vice President and Treasurer

Center Bancorp, Inc, Completes Issuance of $5.0 Million of Floating Rate MMCapS(SM) Securities in Pooled Offering

Union, New Jersey, December 19, 2003 -- Center Bancorp Inc. (NASDAQ, NM: CNBC) parent company to Union Center National Bank, Union, New Jersey, today announced that the Corporation has completed the issuance of $5.0 million in floating rate MMCapS(SM) Securities, through a pooled offering with Sandler O'Neill & Partners, L.P issued through Center Bancorp Statutory Trust II, a newly formed subsidiary of the Corporation.

The Corporation expects to use the net proceeds for general corporate purposes, including capital contributions to the Company's banking subsidiary to support its growth strategies, for working capital and for other corporate purposes.

The floating rate MMCapS(SM) Securities have not been registered under the Securities Act f 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement.

Center Bancorp Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. Union Center National Bank is the largest nationally chartered commercial Bank headquartered in Union County; chartered in 1923 and is a full service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at www.ucnb.com.

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expressions about management's views regarding future performance, including statements regarding earnings prospects and the impact of the new operation and data center. These forward-looking statements may use such forward-looking terminology as "expect", "look", "believe', "plan", "anticipate", "may", "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.